EXHIBIT A(2)
                                 NORTHERN FUNDS

                          (a Delaware business trust)


           AMENDMENT NO. 1 TO THE AGREEMENT AND DECLARATION OF TRUST

     The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Northern Fund (the "Delaware Trust") ON February 8, 2000:

          RESOLVED, that pursuant to Article V of the Agreement and Declaration of Trust of the Delaware Trust, an unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Delaware Trust be, and hereby are, classified into each initial class of shares in each of the following series of shares: Money Market Fund, U.S. Government Money Market Fund, U.S. Government Select Money Market Fund, Tax-Exempt Money Market Fund, Municipal Money market Fund, California Municipal Money Market Fund, U.S. Government Fund, Short-Intermediate U.S. Government Fund, Intermediate Tax-Exempt Fund, California Intermediate Tax-Exempt Fund, Florida Intermediate Tax-Exempt Fund, Fixed Income Fund, Tax-Exempt Fund, Arizona Tax-Exempt Fund, California Tax-Exempt Fund, International Fixed Income Fund, High Yield Municipal Fund, High Yield Fixed Income Fund, Income Equity Fund, Stock Index Fund, Growth Equity Fund, Select Equity Fund, MarketCommand Fund, Mid Cap Growth Fund, Small Cap Index Fund, Small Cap Fund, Small Cap Growth Fund, International Growth Equity Fund, International Select Equity Fund, Technology Fund and Global Communications Fund;

          FURTHER RESOLVED, that each share of each such class of such series shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Agreement and Declaration of Trust of the Delaware Trust with respect to its shares of beneficial interest; and

          FURTHER RESOLVED, that the officers of the Delaware Trust be, and each hereby is, authorized and empowered to execute and deliver any and all documents, instruments, papers and writings, including, but not limited to, any instrument to be filed with the Secretary of State of the State of Delaware, and to do any and all other acts, in the name of the Delaware Trust and on its behalf, as he, she or they may deem necessary or desirable in connection with or in furtherance of the foregoing resolutions.


Date:     February 8, 2000                        /s/ Jeffrey A. Dalke
                                                  ------------------------------
                                                 Jeffrey A. Dalke
                                                 Secretary

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